Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 Amendment #2 of our report dated April 14, 2021, relating to the financial statements of HUMBL, Inc. as of December 31, 2020 and 2019, our report dated November 10, 2021 relating to the financial statements of Tickeri, Inc. for the period January 2, 2020 through December 31, 2020 and our report dated November 10, 2021 relating to the financial statements of Monster Creative, LLC for the years ended December 31, 2020 and 2019 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

February 11, 2022